Exhibit 99.1

Ever-Glory Provides Update on 2012 Second Quarter Results

NANJING, China, July 14, 2012 /PRNewswire-Asia/ -- Ever-Glory International Group, Inc. (the "Company," "Ever-Glory") (NYSE Amex: EVK), a leading apparel supply chain manager and retailer in China, today provided an update regarding its financial results for the second quarter ended June 30, 2012.

The total net sales in the second quarter of 2012 are anticipated in the range of $46 to $49 million versus prior guidance of $50 to $60 million, primarily because of the weaker-than-expected sales in the Company's retail segment. Accordingly, the Company expects full-year 2012 sales in the range of $210 to 250 million versus prior guidance of $225 to $260 million.

The increase in sales from retail segment during the second quarter of 2012 compared to the same period last year is expected to be lower than the Company's previous projection. The sales from retail segment in the second quarter of 2012 are now expected to increase by approximately 98% compared to same period last year while the Company previously expected a minimum increase of 137%.  The management expects sales from wholesale segment will decrease 14% compared to same period last year as previously projected.

The slowdown in increase of retail revenue is primarily due to the deteriorated domestic consumption in China. The eroding global economy in the first half year of 2012 affected China's economic environment. As a result, domestic consumption decreased significantly.

Despite of the lower than expected total net sales, the Company expects net income in second quarter to be approximately in line with prior guidance. Because management believes the profit margin in second quarter of 2012 will slightly increase compared to same period last year.

Ever-Glory had 562 LA GO GO stores as of June 30, 2012, compared to 368 LA GO GO stores as of June 30, 2011.

About Ever-Glory International Group, Inc.

Based in Nanjing, China, Ever-Glory International Group, Inc. is a leading apparel supply chain manager and retailer in China. Ever-Glory is the first Chinese apparel Company listed on the American Stock Exchange (now called NYSE Amex), and has a focus on middle-to-high grade casual wear, outerwear, and sportswear brands. Ever-Glory maintains global strategic partnerships in Europe, the United States, Japan and China, conducting business with several well-known brands and retail chain stores. In addition, Ever-Glory operates its own domestic chain of retail stores known as "LA GO GO".

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this release and other written or oral statements made by or on behalf of Ever-Glory International Group, Inc. (the "Company") are "forward looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including, without limitation, market acceptance of the Company's products and offerings, development and expansion of the Company's wholesale and retail operations, the Company's continued access to capital, currency exchange rate fluctuation and other risks and uncertainties. The actual results the Company achieves (including, without limitation, the results stemming from the future implementation of the Company's strategies and the revenue, net income and new retail store projections set forth herein) may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties (many of which are beyond the Company's control). These statements are based on management's current expectations and speak only as of the date of such statements. Readers should carefully review the risks and uncertainties described in the Company's latest Annual Report on Form 10-K and other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.